SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        October 20, 2003

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                    0-19278                  13-3357370
(State or other jurisdiction (Commission file Number) (IRS Identification No.) of incorporation)


               51 James Way, Eatontown, New Jersey            07724
            (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code        (732) 542-2800

(Former name or former address, if changed since last report)

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Item 5.  Other Events and Required FD Disclosure

Osteotech Inc. announced today that its third quarter 2003 revenues and net income were in line with its October 3, 2003 pre-announcement. Third quarter 2003 revenues increased approximately 17% to $23,135,000 as compared to third quarter 2002 revenues of $19,691,000. Revenues in the nine months ended September 30, 2003 increased approximately 9% to $70,406,000 as compared to revenues of $64,785,000 in the nine months ended September 30, 2002. Domestic revenues increased approximately 14% and 5% to $21,134,000 and $64,317,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $18,489,000 and $61,212,000 in the same periods of 2002, respectively. International revenues, consisting of revenues generated from human allograft tissue and bovine tissue, increased approximately 66% and 70% to $2,001,000 and $6,089,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $1,202,000 and $3,573,000 in the same periods of 2002, respectively.

Gross profit margins in the three months and nine months ended September 30, 2003 were approximately 53% and 57%, respectively, and gross profit margins in the three months and nine months ended September 30, 2002, which included provisions for costs related to the previously reported temporary suspension of Base Tissue Segment processing operations as well as charges for obsolete and excess inventory, were approximately 36% and 51% in the comparable quarter and nine months of 2002, respectively.

Net income in the three months and nine months ended September 30, 2003 was $719,000 and $4,600,000 or $.04 and $.26 diluted net income per share, respectively. This compares to three months and nine months ended September 30, 2002 net income of $1,007,000 and $1,713,000 or $.06 and $.11 diluted net income per share, respectively. Although revenues and gross profit margins increased in the third quarter 2003 as compared to last year's third quarter, net income in this year's third quarter, as expected, has been negatively impacted by approximately $.02 per diluted share due to increased commissions associated with programs aimed at stabilizing the domestic Grafton(R) DBM business. Net income in the three months and nine months ended September 30, 2002 included various previously disclosed charges and income items which had a net negative impact on net income of $249,000 or $.01 per diluted share in the third quarter 2002 and a net negative impact on net income of $781,000, or $.05 per diluted share in the nine months ended September 30, 2002.

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As previously reported, in February, 2003, the Company and SpineVision, SA entered into a three year distribution agreement, which allows the Company to distribute SpineVision's C3(TM) Anterior Cervical Plate System, the Plus(TM) Pivot Link Universal System and the Uni-Thread(TM) Versatile Thoraco-Lumbar Spinal System in the United States. The initial phase of the agreement is a Trial Period that expires in October, 2003. The C3(TM) System and the Plus(TM) System have been well received by surgeons, however, the Uni-Thread(TM) System was not introduced into the market until September 2003. Therefore, the Company and SpineVision have agreed to extend the Trial Period until January 31, 2004 in order to allow for a sufficient period of time to complete the evaluation of the Uni-Thread(TM) System.

It should be noted that on October 14, 2003, GenSci announced that they have emerged from bankruptcy which is a key event in the process leading to GenSci paying Osteotech what is owed under the terms of the settlement agreement we have with GenSci.

Revenues in the DBM Segment, consisting primarily of Grafton(R) DBM revenues, increased approximately 6% to $11,534,000 in the third quarter of 2003 from $10,917,000 in the third quarter of 2002; and increased approximately 2% to $35,166,000 in the nine months ended September 30, 2003 from $34,558,000 in the same period of 2002. The improved revenues in the three months and nine months ended September 30, 2003 is attributed to increases of approximately 109% and 129%, respectively, in international Grafton(R) DBM revenues as well as revenues from Optium(TM) DBM processed for LifeNet and marketed by DePuy, which commenced in 2003. These increases in revenues were partially offset by approximately a 6% and 9% decline in domestic Grafton(R) DBM revenues as compared to the three months and nine months ended September 30, 2002, respectively, due to continued strong competitive pressures.

The DBM Segment operating income in the third quarter 2003 declined to $2,753,000 from $3,647,000 in the third quarter 2002 and improved to $10,374,000 in the nine months ended September 30, 2003 as compared to $8,163,000 in the nine months ended September 30, 2002. The decline in third quarter 2003 operating margins primarily resulted from the increase in international DBM revenues, which generate a significantly lower gross profit margin than domestic DBM revenues and because of the added commissions associated with programs aimed at stabilizing the domestic Grafton(R) DBM business.

Revenues in the Base Tissue segment increased approximately 33% and 21% to $9,675,000 and $30,587,000 in the three months and nine months ended September 30, 2003, respectively, as compared to $7,273,000 and $25,320,000 in the same periods of 2002, respectively. The improved revenues are primarily attributable to approximately a 106% and 39% increase, respectively, in revenues from processing of donor tissue for our clients, and approximately a 27% and 78% increase, respectively, in OsteoPure(R) Allogeneic Cancellous Tissue revenues. Bio-implant revenues were flat in the third quarter as compared to last year's third quarter, but increased approximately 8% in the nine months ended September 30, 2003 as compared to the same period last year. Bio-implant revenues in the three months and nine months ended September 30, 2002 included revenues of $192,000 and $1,189,000, respectively, from the bio-d(R) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003.

Base Tissue Segment operating income was $59,000 and $1,904,000 in the three months and nine months ended September 30, 2003, respectively, as compared to operating losses of $2,914,000 and $5,627,000 in the same periods of last year, respectively. The improvement in operating income results primarily from increased revenues and improved gross profit margins. The three months and nine months ended September 30, 2002 included provisions for costs associated with the temporary suspension of processing operations and charges for obsolete and excess inventory aggregating $1,934,000. In addition, the nine months ended September 30, 2002 included a charge of $1,785,000 related to the settlement of a lawsuit.

Other revenues, consisting mainly of spinal metal implant products and bovine tissue products, were $1,926,000 and $4,653,000 in the three months and nine months ended September 30, 2003, respectively, as compared to revenues of $1,501,000 and $4,907,000 in the same periods of 2002, respectively. Revenues in the three months and nine months of 2002 included revenues of $404,000 and $1,133,000, respectively, from the Affirm(TM) Anterior Cervical Plate System, which we have suspended selling. As previously reported, in July, 2003, Alphatec Manufacturing Inc., the manufacturer of the Affirm(TM) Anterior Cervical Plate System, initiated a lawsuit against us in the United States District Court, Southern District of California, claiming among other things, breach of contract, and seeking damages including recovery of penalty payments for failure to meet the minimum purchase requirements specified in the contract. We have previously established reserves in excess of $2.5 million, including an estimate of any penalties that may result from the potential shortfall in minimum purchases. However, we deny all the claims of the lawsuit and intend to vigorously defend against the lawsuit.

We incurred an operating loss from other revenues, primarily from metal spinal implant systems, in the three months and nine months ended September 30, 2003 of $1,442,000 and $3,952,000, respectively, as compared to operating losses of $3,042,000 and $4,342,000 in the same periods of 2002, respectively. The operating losses result primarily from insufficient unit volume to cover overhead costs.

The company will host a conference call on October 21, 2003 at 9:00 a.m. Eastern Time to discuss third quarter results. You are invited to listen to the conference call by dialing (706) 679-7007. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available from 12:30 p.m. Eastern Time, October 21, through 11:55 p.m., October 28, by dialing (706) 645-9291 and indicating access code 3397225.

Certain statements made throughout this report that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2002 and the Form 10-Q for each of the first two quarters of 2003) filed with the Securities and Exchange Commission. All information in this report is as of October 20, 2003 and the Company undertakes no duty to update this information.

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For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

Item 12. Results of Operations and Financial Condition.

On October 20, 2003 Osteotech, Inc., issued a press release annoucing its thirdaquarter 2003 revenues and net income. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information furnished herewith pursuant to Item 12 of this Current Report shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  October 20, 2003

                                                  OSTEOTECH, INC.
                                               -------------------------
                                                    (Registrant)


                                         By:   /s/ MICHAEL J. JEFFRIES
                                               ---------------------------
                                               Michael J. Jeffries
                                               Executive Vice President,
                                               Chief Financial Officer
                                               (Principal Financial Officer
                                               and Principal Accounting Officer)